Exhibit 10.1
Amendment to 4.75% Senior Convertible Notes
     This amendment agreement (this “Amendment”) dated as of April 28, 2009 to the 4.75% senior convertible notes issued pursuant to the Purchase Agreement (as defined below) (the “Notes”) is made by and between Novavax, Inc., a Delaware corporation (the “Company”) and Smithfield Fiduciary LLC (the “Required Holder”).
     WHREAS, this Amendment to the 4.75% senior convertible notes issued pursuant to the Purchase Agreement (as defined below) (the “Notes”) also serves as written consent by the Required Holder under and pursuant to Section 17 of the Notes.
     WHEREAS, the Company entered into that certain Securities Purchase Agreement, dated as of July 16, 2004 (the “Purchase Agreement”), pursuant to which, among other things, the Required Holder, Portside Growth and Opportunity Fund and SF Capital Partners Ltd. (each, a “Holder” and collectively, the “Holders”) purchased from the Company the Notes;
     WHEREAS, an aggregate of $22,000,000 principal amount of the Notes remain outstanding;
     WHEREAS, the Holders own, directly or indirectly, all outstanding Notes;
     WHEREAS, the Required Holder owns, directly or indirectly, twelve million dollars ($12,000,000) principal amount of the outstanding Notes, which is more than a majority of the aggregate principal amount of the Notes currently outstanding; and
     WHEREAS, the Required Holder and the Company desire to provide for early payment of the Notes with payment made (1) in cash for 70% of the outstanding principal amount plus all accrued and unpaid Interest, and (2) in shares of Common Stock for 30% of the outstanding principal amount.
     NOW, THEREFORE, Required Holder hereby consents to and agrees to the following amendments to the Notes under and pursuant to Section 17 of the Notes:
          1. Amendment. Section 1 shall be modified to add the following at the end of the section:
“Notwithstanding anything herein to the contrary, on April 29, 2009, the Company shall, in full satisfaction of the Company’s obligations under the Notes, (a) pay to the Holder the sum of (i) seventy percent (70%) of the outstanding Principal plus (ii) all accrued and unpaid Interest on the outstanding Principal, in each case in cash, and (b) deliver to the Holder thirty percent (30%) of the outstanding Principal (the “Share Amount”) in that number of shares of Common Stock equal to the Share Amount divided by $2.50. As soon as practicable after execution hereof, Holder shall provide the Company and the Transfer Agent with such information as is necessary to allow for the DWAC of the shares of Common Stock as delivery to the Holder, which DWAC instructions will be initiated by the Company no later than April 29, 2009. As soon as practicable after execution hereof, the Holder shall deliver to the Company the original Note for cancellation against payment therefor according to the preceding sentences.”
          2. Full Force and Effect. Except as specifically set forth in this Amendment, the Notes and all of the other Transaction Documents (as defined in the Purchase Agreement) shall remain unchanged and in full force and effect. All references to the Notes in any other Transaction Document shall include this Amendment.
          3. Company Representations. The Company hereby represents and warrants to the Required Holder as follows, subject to the Company Disclosure Letter attached hereto:
               (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Note Document, (ii) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, properties, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) adversely impair the Company’s ability to perform its obligations under any of the Note Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”). For purposes of this Amendment, “Note Documents” means, collectively, this Amendment, the Notes and Purchase Agreement.
               (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the Amendment and otherwise to carry out its obligations hereunder and under the Purchase Agreement and the Notes. The execution and delivery of the Amendment and the consummation by it of the transactions hereunder, have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Note Documents has been (or, if executed after the date hereof, upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
               (c) No Conflicts. The execution, delivery and performance of the Note Documents by the Company and the consummation by the Company of the transactions contemplated hereby and by the other Note Documents, including, without limitation, the issuance of the Notes and the reservation for issuance of the Conversion Shares issuable upon conversion, redemption or other payment thereof, did not, do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected, except to the extent that such conflict, default or, amendment, acceleration or cancellation right could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations of the NASDAQ Global Market (the “Principal Market”) or any other self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected, except to the extent that such violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
               (d) Issuance of the Securities. The Notes are duly authorized and duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions (“Liens”) and not subject to preemptive rights or similar rights of stockholders.
               (e) Listing of Common Stock. The Common Stock is designated for quotation or listed on the Nasdaq Global Market and has not been suspended by the SEC, as of the date hereof, or the Nasdaq Global Market from trading on the Nasdaq Global Market and no suspension by the SEC or the Nasdaq Global Market has been threatened, as of the date hereof, either (A) in writing by the SEC or the Nasdaq Global Market or (B) by falling below the minimum listing maintenance requirements of the Nasdaq Global Market.
               (f) Consents. Except for the consent of the Holders of the Notes representing a majority of the outstanding principal amount provided hereby, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, Governmental Authority or any regulatory or self-regulatory agency or any other Person in order for it to execute or deliver the Amendment or perform any of its obligations under the Note Documents, in each case in accordance with the terms thereof. For purposes of this Amendment, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
               (g) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion or redemption of the Notes will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion or redemption of the Notes in accordance with this

Amendment and the Notes is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.
               (h) No Event of Default. The Company represents and warrants to Holder that, as of the date hereof and after giving effect to the terms of this Consent and Amendment, no Event of Default (as defined in the Notes) shall have occurred and be continuing as of the date hereof.
               (i) Shell Company Status. The Company has never, prior to the date hereof, been an issuer subject to Rule 144(i) under the 1933 Act.
               (j) No Consideration. The Company has not, and covenants that it will not, pay any consideration to any Holder for providing consent for or agreement to the Amendment.
          4. Required Holder Representations. The Required Holder hereby represents and warrants to the Company as follows:
               (a) Beneficial Ownership. The Required Holder is the beneficial owner of Twelve Million Dollars ($12,000,000) of outstanding principal of the Notes.
               (b) Validity; Enforcement. This Consent and Amendment has been duly and validly authorized, executed and delivered on behalf of the Required Holder and constitutes the legal, valid and binding obligations of Required Holder, enforceable against Required Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
          5. Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Notes as amended by the terms of this Amendment (including the corresponding Conversion Shares) may be tacked onto the holding period of the Notes prior to this Amendment, and, therefore, the Notes and Conversion Shares are freely transferable in accordance with Rule 144(k) and no legend is required on the Notes or Conversion Shares and the Company agrees not to take any position in contravention of the foregoing.
          6. Miscellaneous.
               (a) Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.
               (b) Disclosure of Transactions and Other Material Information. On or before 9:00 a.m., New York time, on the first Business Day following the date of this Amendment, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Amendment in the form required by the 1934 Act and attaching the form of Amendment as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, no Holder shall be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its officers, directors, employees and agents, not to provide the Holders with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing with the SEC without the express written consent of the Required Holders. If a Holder has, or believes it has, received any such material, nonpublic information regarding the Company, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days of receipt of such notice, make public disclosure of any such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company or any of its officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, the Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company or any of its officers, directors, employees or agents. The Holder shall not have any liability to the Company or any of its officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Novavax Inc.

By:	/s/ Rahul Singhvi
Name:	Rahul Singhvi
Title:	President and CEO

Smithfield Fiduciary LLC
By: Highbridge Capital Management, LLC Its Trading Manager

By:	/s/ Mark J. Vanacore
Name:	Mark J. Vanacore
Title:	Managing Director